EXHIBIT (11)


                          NORTHWEST NATURAL GAS COMPANY
                 Statement Re: Computation of Per Share Earnings
                      (Thousands, except per share amounts)
                                   (Unaudited)


Thousands, except per share amounts                     2003        2002        2001
--------------------------------------------------------------------------------------
Net income                                            $ 45,983    $ 43,792    $ 50,187

  Redeemable preferred and preference stock
    dividend requirements                                  294       2,280       2,401
                                                      --------    --------    --------
Earnings applicable to common stock - basic             45,689      41,512      47,786

  Debenture interest less taxes                            257         285         370
                                                      --------    --------    --------
Earnings applicable to common stock - diluted         $ 45,946    $ 41,797    $ 48,156
                                                      ========    ========    ========

Average common shares outstanding - basic               25,741      25,431      25,159

  Stock options                                             28          59          32

  Convertible debentures                                   292         324         421
                                                      --------    --------    --------
Average common shares outstanding - diluted             26,061      25,814      25,612
                                                      ========    ========    ========

Earnings per share of common stock - basic            $   1.77    $   1.63    $   1.90
                                                      ========    ========    ========
Earnings per share of common stock - diluted          $   1.76    $   1.62    $   1.88
                                                      ========    ========    ========


For the years ended Dec. 31, 2003, 2002 and 2001, 77,500 shares, 84,000 shares and 138,491 shares, respectively, representing the number of stock options the exercise prices for which were greater than the average market prices for such years, were excluded from the calculation of diluted earnings per share because the effect was antidilutive.